Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 26, 2009, incorporated by reference in the Annual Report on Form 10-K of Outdoor Channel Holdings, Inc. and subsidiaries, with respect to the consolidated financial statements and of the effectiveness of internal control over financial reporting of Outdoor Channel Holdings, Inc. and subsidiaries, included in this Form 10-K/A Amendment No. 1 for the year ended December 31, 2008.
/s/ Ernst & Young LLP
November 5, 2009
Los Angeles, California